Exhibit 2.1

[Execution Final]

AGREEMENT AND PLAN OF REORGANIZATION

by and among

LONE MOOSE ADVENTURES, INC.,

LONE MOOSE ACQUISITION CORPORATION,

CHRISTOPHER B.GLOVER, MICHAEL C. BROWN AND DAVID C. MERRELL

and

SOUTHWEST CASINO AND HOTEL CORP.

dated July 14, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1 Defined Terms

ARTICLE II THE MERGER
2.1 The Merger
2.2 The Closing
2.3 Effective Time
2.4 Effects of the Merger
2.5 Certificate of Incorporation; Bylaws.
2.6 Directors and Officers.
2.7 Effect on Capital Stock.
2.8 Merger Consideration
2.9 Dissenter’s Rights
2.10 Exchange of Certificates.
2.11 Conditions Precedent to Closing
2.12 Closing.
2.13 Exemption from Registration and Access to Information
2.14 Parent Name Change
2.15 Current Report on Form 8-K
2.16 Additional Actions

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SOUTHWEST
3.1 Organization; Authority
3.2 Affiliates, Ownership Interests
3.3 Charter Documents
3.4 Capitalization of Southwest
3.5 Authorization
3.6 Non-Contravention
3.7 Books and Records
3.8 Financial Statements; Absence of Certain Changes or Events
3.9 Assets and Properties.
3.10 Intellectual Property.
3.11 Labor and Employment Matters.
3.12 Southwest Benefit Plans
3.13 Compliance With Applicable Laws
3.14 Permits
3.15 Litigation.
3.16 Material Contracts and Agreements
3.17 Environmental Matters
3.18 Interested Party Transactions
3.19 Tax Matters
3.20 Absence of Undisclosed Liabilities

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3.21 Insurance
3.22 No Material Adverse Change
3.23 Finders or Brokers
3.24 Third Party Consents
3.25 Disclosure

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.
4.1 Organization; Authority
4.2 Affiliates; Ownership Interests
4.3 Charter Documents
4.4 Capitalization of Parent
4.5 Capitalization of Acquisition Co
4.6 Authorization
4.7 Non-Contravention
4.8 Books and Records
4.9 Reports
4.10 Financial Statements; Absence of Certain Changes or Events
4.11 Assets and Properties.
4.12 Intellectual Property.
4.13 Bank Accounts; Powers of Attorney
4.14 Labor and Employment Matters.
4.15 Parent Benefit Plans
4.16 Compliance With Applicable Laws
4.17 Permits
4.18 Litigation.
4.19 Material Contracts and Agreements
4.20 Environmental Matters.
4.21 Interested Party Transactions
4.22 Tax Matters
4.23 Absence of Undisclosed Liabilities
4.24 Insurance
4.25 Business Operations
4.26 No Material Adverse Change
4.27 Third Party Consents
4.28 Disclosure
4.29 Finders or Brokers

ARTICLE V ADDITIONAL AGREEMENTS
5.1 Conduct of Business of Parent
5.2 No Solicitation or Negotiation
5.3 Access to Information
5.4 Notification of Certain Matters
5.5 Fees and Expenses
5.6 Name Change by Parent
5.7 Certain Post-Closing Agreements.
5.8 Further Actions

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5.9 Officers’ and Directors’ Indemnification
5.10 Supplemental Disclosures
5.11 No Implied Representations
5.12 Pre-Closing Deliveries.

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER
6.1 Conditions to the Obligations of Southwest
6.2 Conditions to the Obligations of Parent and Acquisition Co

ARTICLE VII TERMINATION; AMENDMENT; WAIVER
7.1 Termination
7.2 Effect of Termination
7.3 Amendment

ARTICLE VIII ACTIONS BY THE PARTIES AFTER THE CLOSING
8.1 Survival of Representations, Warranties, Etc
8.2 Indemnification.
8.3 Non-Exclusivity
8.4 Claims for Indemnification.
8.5 Indemnification Basket.

ARTICLE IX ARBITRATION
9.1 Dispute
9.2 Mediation
9.3 Arbitration.

ARTICLE X MISCELLANEOUS
10.1 Further Assurances
10.2 Notices
10.3 Entire Agreement
10.4 Waiver
10.5 No Third Party Beneficiary
10.6 No Assignment; Binding Effect
10.7 Severability
10.8 Governing Law
10.9 Consent to Jurisdiction and Forum Selection
10.10 Construction
10.11 Counterparts
10.12 Attorney’s Fees

EXHIBITS:
Articles of Merger
Lock-Up/Leak-Out Agreement
Exchange Agent Agreement
Outstanding Parent Securities

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is made and entered into as of July 14, 2004, by and among Lone Moose Adventures, Inc., a Nevada corporation (“Parent”); Lone Moose Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Acquisition Co.”); Michael C. Brown and Christopher B. Glover, currently the executive officers of Parent, and David C. Merrell, a founding shareholder of Parent (Messrs. Brown, Glover and Merrell are together referred to herein as the “Principal Shareholders”); and Southwest Casino and Hotel Corp., a Minnesota corporation (“Southwest”).

RECITALS:

A.            Upon the terms and subject to the conditions of this Agreement and in accordance with the Minnesota Business Corporation Act (the “MBCA”), Parent, Acquisition Co. and Southwest will enter into a business combination transaction pursuant to which Acquisition Co. will merge with and into Southwest (the “Merger”) with Southwest being the surviving corporation.

B.            The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

C.            The Board of Directors of Southwest (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Southwest and fair to, and in the best interests of, Southwest and its shareholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

D.            A majority of the shareholders of Southwest must approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

E.             The Board of Directors and sole shareholder of Acquisition Co. have approved this Agreement, the Merger and other transactions contemplated by this Agreement.

F.             Parent, Acquisition Co., the Principal Shareholders and Southwest desire to make certain representations and warranties and other agreements in connection with the Merger.

G.            Capitalized terms used in this Agreement shall have the respective meanings ascribed to each as set forth in this Agreement, including the meanings set forth in Article I.

H.            The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following defined terms have the meanings indicated below:

“Acquisition” shall mean any transaction resulting in the acquisition by Parent of another entity (including, without limitation, by means of a stock purchase, reorganization, merger or consolidation).

“Acquisition Co.” has the meaning set forth in the first paragraph of this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreement” means this Agreement and Plan of Reorganization.

“Applicable Law” means, with respect to any Person, any federal, state or local common law or duty, caselaw or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any governmental authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assets and Properties” and “Assets or Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Benefit Plan” means each Pension Plan, Welfare Plan and Compensation Plan.

“Best Knowledge” means to the best knowledge of any officer or director of a Person.  An officer or director of a Person will have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter.

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

“Breach” means a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement or any other agreement or document will be deemed to have occurred if there is or has been (a) any inaccuracy in a breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

“Bridge Financing” means Southwest’s 8% Demand Notes, as defined below and referenced in Section 2.7(b) hereto, in the approximate aggregate principal amount between One Million Dollars ($1,000,000) and Two Million Five Hundred Thousand Dollars ($2,500,000), subject to increase by the Southwest board of directors.

“Bridge Registration Rights Agreement” means the Bridge Registration Rights Agreement that has been entered into among the Southwest and investors in the Southwest 8% Demand Notes.

“CCM” means Corporate Capital Management, LLC, a Minnesota limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the Exchange Agent Agreement, the Lock-Up/Leak-Out Agreement and the Asset Purchase Agreement.

“Compensation Plan” means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (a) each employment or consulting agreement, (b) each arrangement providing for insurance coverage or workers’ compensation benefits, (c) each bonus, incentive bonus or deferred bonus arrangement, (d) each arrangement providing termination allowance, severance or similar benefits, (e) each equity compensation plan, (f) each current or deferred compensation agreement, arrangement or policy, and (g) each compensation policy and practice maintained by the applicable party or any ERISA Affiliate of such party covering the employees, former employees, directors and former directors of such party and the beneficiaries of any of them.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger; and (b) the performance by Parent, the Principal Shareholders and Southwest of their respective covenants and obligations under this Agreement.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” means copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith.

“Dissenters’ Rights” means the dissenters’ rights that may be applicable to the Merger under the MBCA.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any “person,” within the meaning of Section 7701(a)(1) of the Code, that together with the applicable party is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.10(a) of this Agreement.

“Exchange Agent Agreement” means that certain Exchange Agent Agreement entered into by the Parent and the Exchange Agent regarding the exchange of certificates as described in Section 2.10 of this Agreement.

“FASB” means Financial Accounting Standards Board.

“GAAP” means United States generally accepted accounting principles, as currently defined by the FASB and other agencies permitted by law to issue such pronouncements.

“Gaming Authority” means the Colorado Limited Gaming Control Commission (the “CLGCC”), the South Dakota Commission on Gaming (the “SDCG”), the National Indian Gaming Commission (the “NIGC”), the Minnesota Racing Commission (the “MRC”) and any other state, federal and/or tribal regulatory authority having jurisdiction over Southwest, its shareholders and/or its securities.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Legal Requirement.

“Governmental or Regulatory Authority” means any federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“HIPAA Privacy Regulations” means the regulations (Title 45, Parts 160 and 164, of the Code of Federal Regulations) issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996.

“Intellectual Property” means (a) Patents; (b) Trademarks, (c) Copyrights; (d) trade secrets and confidential business information (including without limitation, product specifications, data, know how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (e) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (f) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (g) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (h) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (i) all industrial designs and any registrations and applications therefor; (j) all databases and data collections and all rights therein; and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” means, for Southwest, the Southwest unaudited balance sheet and the related unaudited statement of income and retained earnings, in each case for the three month period ended March 31, 2004, prepared in accordance with GAAP and accompanied by appropriate supporting schedules, and for Parent, the unaudited balance sheet and the related unaudited statement of income and retained earnings, in each case for the three month period ended June 30, 2004, prepared in accordance with GAAP and accompanied by appropriate supporting schedules.

“Knowledge” or “Known to” means the knowledge of any officer or director of the applicable party.  An officer or director of an applicable party will be deemed to have Knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Lock-Up/Leak-Out Agreement” has the meaning set forth in Section 2.11(d) hereof.

“Material Adverse Effect” means, for any Person, any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (a) have a material adverse effect on the business, operations, assets, properties, results of operations, or financial condition of such Person or any subsidiary of such Person, considered as a whole, or (b) prevent or materially delay the consummation of the Merger or otherwise prevent such Person or any subsidiary of such Person from performing its obligations under this Agreement.

“MBCA” means the Minnesota Business Corporation Act.

“MBC Global” means MBC Global, LLC, an Illinois limited liability company.

“MBC Global Advisory Services Agreement” means that certain Advisory Services Agreement dated July    , 2004 between MBC Global, LLC and Southwest Agreement as referenced in Section 2.7(f) hereto.

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.8 of this Agreement.

“Order” means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is (a) consistent with the past practices of such Person and is taken in the ordinary course of the normal day to day operations of such Person; (b) not required to be authorized by the board of directors; and (c) similar in nature and magnitude to actions customarily taken, without the action of the board of directors or similar body, in the ordinary course of the normal day to day operations of other Persons that are in the same line of business.

“OTCBB” shall mean the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board.

“Outstanding Southwest Common Stock” has the meaning set forth in Section 2.7(a) of this Agreement.

“Outstanding Parent Securities” has the meaning as set forth in Section 4.4 of this Agreement.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Benefit Plan” shall be the Benefit Plan of Southwest that shall become the Parent Benefit Plan on the Effective Time.

“Parent Common Stock” means the shares of common stock of Parent, $0.001 par value.

“Parent Disclosure Schedule” means the disclosure schedule attached hereto which sets forth the exceptions to and information required under, the representations and warranties contained in Article IV of this Agreement.

“Parent Financial Statements” means (a) the audited balance sheets of Parent and the related unaudited statements of income and retained earnings for the fiscal periods ended March 31, 2004 and March 31, 2003 and (b) the Interim Financial Statements of Parent.

“Parent Material Contracts” has the meaning set forth in Section 3.17 of this Agreement.

“Parent SEC Documents” means each form, report, schedule, registration statement and other document required to be filed by the Parent with the SEC from inception through the date of this Agreement under the Exchange Act or the Securities Act or by the rules and regulations of the OTCBB, including (a) all exhibits and information incorporated by reference therein and (b) any amendment to any such document, whether or not such amendment is required to be so filed.

“Patents” means inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof.

“Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of Southwest.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Related Person” means with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serve as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(e)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(f)            any Person that holds a Material Interest in such specified Person;

(g)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(h)           any Person in which such specified Person holds a Material Interest;

(i)            any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(j)            any Related Person of any individual described in clause (f) or (g).

For purposes of this definition, (A) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (B) “Material Interest” means direct or indirect benefit ownership (as defined in Rule 13d3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Reorganized Parent” means the Parent after the Effective Time (as defined herein) of the Merger.

“Reorganized Parent Securities” means the authorized capital stock of the Reorganized Parent, including any option, warrant, call or other right to acquire such securities, as set forth on Exhibit D to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Southwest” has the meaning set forth in the first paragraph of this Agreement.

“Southwest Common Shareholders” means the holders of Southwest Shares.

“Southwest Common Stock” means the shares of Common Stock of Southwest, par value $0.01 per share.

“Southwest Debentures” shall mean the Outstanding Series A Convertible Debentures of Southwest.

“Southwest Debenture Holders” shall mean the holders of the Southwest Debentures.

“Southwest 8% Demand Notes” means the Southwest 8% Convertible Demand Notes in the approximate aggregate principal amount of between One Million Dollars ($1,000,000) and Two Million Five Hundred Thousand Dollars ($2,500,000), subject to increase by the Southwest board of directors, anticipated to be issued and sold by Southwest prior to consummation of the Merger.

“Southwest Disclosure Schedule” means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Southwest Financial Statements” means (a) the audited consolidated balance sheets of Southwest and the related Southwest consolidated income statements, statement of changes in stockholders equity and consolidated statements of cash flows for the fiscal periods ended December 31, 2003 and December 31, 2002 and (b) the Interim Financial Statements of Southwest.

“Southwest Options and Warrants” shall mean any outstanding options and warrants to acquire Southwest Shares, including options or warrants that are the subject of any contract, agreement or other understanding with Southwest to acquire any Southwest Securities, amounting to an aggregate of 1,450,000 options and 1,825,000 warrants, provided, however, that there are excluded any options and warrants that may be granted under any Southwest Benefit Plan.

“Southwest Option and Warrant Holders” shall mean the holders of Southwest Options and Warrants.

“Southwest Preferred Stock” shall mean the outstanding shares of Series C Convertible Preferred Stock of Southwest, par value $.01 per share amounting to an aggregate of 16,135,012 shares.

“Southwest Shareholders” means holders of Southwest Securities.

“Southwest Shares” shall mean the outstanding shares of Common Stock of Southwest, amounting to an aggregate of 10,888,571 shares.

“Southwest Subsidiaries” means any corporation or other entity in which Southwest has a majority ownership interest.

“Southwest Securities” means any authorized and issued or outstanding securities of Southwest or instrument exercisable or convertible into such securities or any contract pursuant to which such securities may be required to be issued.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross) receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (b) any liability for payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to any Tax.

“Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Trade Secrets and Other Proprietary Information” has the meaning set forth in the definition of “Intellectual Property.”

“Welfare Plan” means an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

ARTICLE II
THE MERGER

2.1          The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the MBCA, Acquisition Co. shall be merged with and into Southwest, whereupon the separate corporate existence of Acquisition Co. shall cease and Southwest shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), under the laws of the State of Minnesota.  Southwest as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2          The Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Minneapolis local time, on a date to be specified by the parties which will be no later than the second Business Day (as hereinafter defined) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Section 2.11 and Article VI, unless this Agreement has been theretofore terminated pursuant to its terms and the transactions contemplated herein abandoned, or unless another time or date is agreed upon in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”), at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402.  Southwest will as promptly as practicable notify the Parent, and the Parent and Acquisition Co. will as promptly as practicable notify Southwest, when the conditions to such party’s or parties’ obligation to effect the Merger contained in Article VI have been satisfied.  For purposes of this Agreement, a “Business Day” means any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of Minnesota is closed or on which commercial banks located in New York, New York are authorized or required by law to close.

2.3          Effective Time.  At the Closing, Southwest, the Parent and the Acquisition Co. will file, or cause to be filed, with the Secretary of State of the State of Minnesota, articles of merger, in substantially the form of Exhibit A attached hereto (the “Articles of Merger”), in accordance with the MBCA and consistent with the terms of this Agreement, and executed in accordance with, the relevant provisions of the MBCA.  The parties will take such other and further actions as may be required by law to make the Merger effective.  The Merger will become effective when the Articles of Merger are filed with the Secretary of the State of Minnesota or, if agreed to by the Parent and Southwest, at such later date or time as is set forth in the Articles of Merger.  The time of effectiveness of the Merger is referred to herein as the “Effective Time” and the day on which the Effective Time occurs is referred to herein as the “Effective Date.”

2.4          Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in Section 302A.641 and other relevant provisions of the MBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation will possess all the rights, privileges, immunities and franchises of each of

Southwest and the Acquisition Co. and will be responsible and liable for all the liabilities and obligations of each of Southwest and the Acquisition Co.

2.5          Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the Articles of Incorporation of Southwest shall continue to be the Articles of Incorporation of the Surviving Corporation.

(b)           At the Effective Time, the Bylaws of Southwest shall continue to be the Bylaws of the Surviving Corporation.

2.6          Directors and Officers.

(a)           Southwest.  The directors of Southwest immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.  The officers of Southwest immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

(b)           Reorganized Parent.  The directors of Southwest immediately prior to the Effective Time shall be the initial directors of the Reorganized Parent, to serve until their respective successors are duly elected or appointed and qualified.  The officers of Southwest immediately prior to the Effective Time shall be the initial officers of the Reorganized Parent, to serve until their successors are duly elected or appointed or qualified.

2.7          Effect on Capital Stock.

(a)           Conversion of Southwest Common Stock and Southwest Preferred Stock.  Subject to the terms and conditions of Section 2.11, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, (i) each share of Southwest Common Stock issued and outstanding immediately prior to the Effective Time (the “Outstanding Southwest Common Stock”), shall be canceled and automatically converted into the right to receive, upon surrender of the certificates representing such shares and a letter of transmittal (which shall be in such form and have such provisions as Parent may reasonably specify), one (1) share of Parent Common Stock for every two (2) shares of Outstanding Southwest Common Stock of the Merger Consideration as determined in Section 2.8 below.  At the Effective Time, all rights in respect of such Outstanding Southwest Common Stock shall cease to exist, other than the right to receive the Merger Consideration, and all such shares shall be cancelled and retired; (ii) each share of Southwest Preferred Stock issued and outstanding immediately prior to the Effective Time (the “Southwest Preferred Stock”), shall be canceled and automatically converted into the right to receive, upon surrender of the certificates representing such shares and a letter of transmittal, one (1) share of Parent Common Stock for every two (2) shares of Southwest Preferred Stock of the Merger Consideration as determined in Section 2.8 below.  At the Effective Time, all rights in respect of such Southwest Preferred Stock shall cease to exist, other than the right to receive the Merger Consideration, and all such shares shall be cancelled and retired.

(b)           Automatic Conversion of Demand Notes.  Subject to the terms and conditions of Section 2.11, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each of the Southwest 8% Convertible Demand Notes issued and outstanding immediately prior to the Effective Time (the “Demand Notes”), shall be cancelled and automatically converted into the right to receive, upon surrender of such Demand Notes and a letter of transmittal, one (1) share of Parent Common Stock for every two (2) shares of Southwest Common Stock into which such Demand Notes are convertible at the Effective Time pursuant to the terms of such Demand Notes.

(c)           Conversion of Acquisition Co. Common Stock.  Subject to the terms and conditions of Section 2.11, at the Effective Time, by virtue of the Merger and without any action on the part of any other Person, each share of common stock of the Acquisition Co., par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

(d)           Stock Options.

(i)            At the Effective Time, all issued and outstanding stock options (collectively, the “Southwest Options”) issued by Southwest, whether under the Southwest 2004 Stock Incentive Plan or not under any plan, whether vested or unvested, will, by virtue of the Merger and without any further action on the part of Southwest, Acquisition Co., Parent or the holder thereof, be assumed by the Parent in such manner that the Parent (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applied” within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Southwest Options, would be such a corporation were Section 424 of the Code applicable to such Southwest Options.  From and after the Effective Time, all references to Southwest in the Southwest Options will be deemed to refer to the Parent (other than for purposes of determining whether there has been a change in control of Southwest).  The Southwest Options assumed by the Parent (collectively, the “Substitute Options”) will be exercisable upon the same terms and conditions as under the Southwest Options (including provisions thereof, if any, relating to the acceleration of vesting upon a change in control of Parent) except that (i) such Southwest Options will entitle the holder to purchase from the Parent one (1) share of Parent Common Stock (rounded to the nearest whole number of such shares) for every two (2) shares of Southwest Common Stock that are issuable upon exercise of the Southwest Options as in effect immediately prior to the Effective Time, and (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded to the nearest full cent) equal to the option exercise price per share of Southwest Common Stock in effect immediately prior to the Effective Time multiplied by two (2); provided, however, that in the case of any Southwest Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code.  As promptly as practicable after the Effective Time, the Parent will issue to each holder of a Southwest Option a written instrument informing such holder of the assumption by Parent of such Southwest Option.

(ii)           In the event any Southwest Option duly issued (as evidenced by board resolutions, minutes or other appropriate records) by the Southwest has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Southwest Option, to be lost, stolen or destroyed, the Parent will, in exchange for such lost, stolen or destroyed Southwest Option, issue or cause to be issued the Substitute Options of the Parent in the manner described in Section 2.10(i).

(iii)          The Parent will (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the Substitute Options pursuant to this Section 2.7 and (ii) from and after the Effective Time, upon exercise of Substitute Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby.  Following the Effective Time, no holder of a Southwest Option will have any rights to acquire Southwest Common Stock.

(e)           Warrants.

(i)            At the Effective Time, the obligation to honor each outstanding warrant to purchase shares of Southwest Common Stock (collectively, the “Southwest Warrants”) will be deemed assumed by the Parent.  At and after the Effective Time: (i) each Southwest Warrant then outstanding will entitle the holder thereof to acquire (rounded to the nearest whole number) one (1) share of Parent Common Stock for every two (2) shares of Southwest Common Stock subject to such Southwest Warrant immediately prior to the Effective Time; and (ii) the exercise price per share of Parent Common Stock subject to any such Southwest Warrant at and after the Effective Time will be an amount (rounded to the nearest one-hundredth of a cent) equal to the exercise price per share of Southwest Common Stock subject to such Southwest Warrant prior to the Effective Time multiplied by two (2) (the “Substitute Warrants”).  Other than as provided above, as of and after the Effective Time, each Substitute Warrant will be subject to the same terms and conditions of the Southwest Warrants as in effect immediately prior to the Effective Time.

(ii)           In the event any Southwest Warrant duly issued (as evidenced by board resolutions, minutes or other appropriate records) by the Southwest has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Southwest Warrant, to be lost, stolen or destroyed, the Parent will, in exchange for such lost, stolen or destroyed Southwest Warrant, issue or cause to be issued the Substitute Warrants of the Parent in the manner described in Section 2.10(i).

(iii)          The Parent will (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the Substitute Warrants pursuant to this Section 2.7 and (ii) from and after the Effective Time, upon exercise of Substitute Warrants in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby. Following the Effective Time, no holder of a Southwest Warrant will have any rights to acquire Southwest Common Stock.

(f)            No Fractional Shares.  In lieu of fractional shares that would otherwise be issued to holders of Southwest Securities, Outstanding Southwest Common Stock, the Southwest Preferred Stock or the Southwest Options and Southwest Warrants under this Agreement, each holder thereof that would have been entitled to receive a fractional share shall receive such whole number of shares of

Parent Common Stock as is equal to the precise number of shares of Parent Common Stock to which such person would be entitled rounded up or down to the nearest whole number (with any such holder entitled to at least 0.5 share (or more) of Parent Common Stock as Merger Consideration having such fractional share rounded up one additional whole share and any holder entitled to less than 0.5 share of Parent Common Stock being rounded down to the next lower whole number).  No certificate representing fractional shares will be issued.

(g)           MBC Global Advisory Services Agreement and Bridge Registration rights Agreement. At the Effective Time, (i) Parent shall assume any and all liability of Southwest under the MBC Global Advisory Services Agreement and the Bridge Registration Rights Agreement.

(h)           Actions at the Effective Time.  At the Effective Time:

(i)            Except for the securities referred to in Section 2.6(g)(v) below, each share of Outstanding Southwest Common Stock and each share of Southwest Preferred Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Merger Consideration in the amount as determined pursuant to this Section 2.7(f).

(ii)           Each outstanding option evidencing the right to purchase Southwest Common Stock, whether granted by Southwest under the 2004 Stock Incentive Plan or not under any plan, immediately at the Effective Time shall be cancelled and automatically converted into Substitute Options as provided in Section 2.7 (c) above.

(iii)          The Parent shall automatically assume and adopt the Southwest 2004 Stock Incentive Plan which shall be administered in accordance with the terms thereof by the Parent with the Parent substituted in all respects for Southwest.

(iv)          Each outstanding warrant evidencing the right to purchase Southwest Common Stock, immediately at the Effective Time shall be cancelled and automatically converted into Substitute Warrants as provided in Section 2.7(d) above.

(v)           Each of the Southwest 8% Demand Notes issued and outstanding immediately at the Effective Time shall be cancelled and automatically converted into the right to receive, upon surrender of such Demand Notes and a letter of transmittal, one (1) share of Parent Common Stock for every two (2) shares of Southwest Common Stock into which such Demand Notes are convertible at the Effective Time pursuant to the terms of such Demand Notes.

(vi)          The Parent shall reserve an adequate number of shares of Parent Common Stock (presently expected to be not more than 329,545 shares) that will be available for issuance upon possible conversion of the currently outstanding Southwest Series A Convertible Debentures (in the current outstanding principal amount of $362,500).

(vii)         Each share of Southwest Common Stock held in the treasury of Southwest shall be canceled and retired without payment of any consideration therefor.

(viii)        Each share of common stock of Acquisition Co. (“Acquisition Co. Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  The stock certificate of Acquisition Co. evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.8          Merger Consideration.  The merger consideration (“Merger Consideration”) shall consist of 17,749,291 shares of Parent Common Stock which shall be issued, pro rata, respectively, as indicated in Section 2.7(a) to Southwest Shareholders at Closing (as defined in Section 2.13 below).  The Merger Consideration is subject to increase in the event that some or all of Southwest’s outstanding Convertible Subordinated Debentures in the outstanding principal amount of $362,500 convert into shares of Southwest Common Stock on or before the Closing Date.

2.9          Dissenter’s Rights.  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Southwest Common Stock, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration into which shares of Southwest Common Stock are converted pursuant to Section 2.10 hereof, but the holder thereof will be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA.  The Parent will cause the Surviving Corporation to make all payments to holders of shares of Southwest Common Stock with respect to such demands in accordance with the MBCA.  Southwest will give the Parent (i) prompt notice of any written demand for fair value for any shares of Southwest Common Stock and any other instruments served pursuant to Sections 302A.471 and 302A.473 of the MBCA and received by Southwest, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Southwest Common Stock under such sections of the MBCA.  Southwest will not, except with the prior written consent of the Parent or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Southwest Common Stock or offer to settle or settle any such demands.

2.10        Exchange of Certificates.

(a)           As of or prior to the Effective Time, as required by the Exchange Agent and pursuant to the Exchange Agent Agreement, the Parent must deposit with a bank or trust company designated by the Parent and reasonably satisfactory to Southwest (the “Exchange Agent”), for the benefit of the holders of shares of Southwest Common Stock (other than Cancelled Shares and Dissenting Shares), for exchange in accordance with this Article II through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.7 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent must, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.7 out of the Exchange Fund.  Except as contemplated by Section 2.10(g), the Exchange Fund must not be used for any other purpose.

(b)           As promptly as reasonably practicable after the Effective Time, the Parent must cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares and Dissenting Shares) of Southwest Common Stock and of Southwest Preferred Stock (the “Certificates”) (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Parent and the Exchange Agent will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock (to the extent such Certificates have not already been submitted to the Exchange Agent).

(c)           Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefore a certificate representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this Article II and the Certificate so surrendered will immediately be cancelled.  In the event of a transfer of ownership of shares of Southwest Common Stock which is not registered in the transfer records of Southwest, the applicable Merger Consideration, and any dividend, or other distributions (other than stock dividends) to which such holder is entitled pursuant to Section 2.10(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.10, each Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Southwest Common Stock formerly represented thereby and any dividends or other distributions to which such holder is entitled pursuant to Section 2.10(d).

(d)           No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate will surrender such Certificate.  Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there will be paid to the holder of the stock certificates representing whole shares of Parent Common Stock issued in exchange therefore, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions (other than stock dividends), with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e)           All shares of Parent Common Stock issued upon conversion of the shares of Southwest Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Southwest Common Stock and, following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Southwest Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 2.10. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of Southwest, except as provided by law.

(f)            To the extent permitted by applicable law, any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of shares of Southwest Common Stock two years after the Effective Time will be delivered to the Parent, upon demand, and any holders of shares of Southwest Common Stock who have not theretofore complied with this Article 2 must thereafter look only to the Parent for the applicable Merger Consideration, and any dividends or other distribution (other than stock dividends) with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.10.  Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) will, to the extent permitted by applicable law, become the property of the Parent free and clear of any claims or interest of any person previously entitled thereto.

(g)           Notwithstanding any section herein to the contrary, none of the Exchange Agent, the Parent nor the Surviving Corporation will be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Southwest Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Southwest Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

(i)            If any Certificate will have been lost, stolen or destroyed, the Reorganized Parent may issue a stop transfer order on the records of the Exchange Agent, and upon delivery to the Exchange Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, and any dividends or other distributions (other than stock dividends) to which the holders thereof are entitled pursuant to this Agreement.

(j)            No transfer taxes will be payable by any Southwest Shareholder in respect of the issuance of the Parent Common Stock under this Article 2, except that if any Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it will be a condition of such issuance that the person requesting such issuance will pay to the Parent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the reasonable satisfaction of the Parent that such taxes have been paid or are not payable.

(k)           At the close of business on the day of the Effective Time, the stock transfer books of Southwest will be closed and there will be no further registration of transfers of shares of Southwest Common Stock thereafter on the records of Southwest .

2.11        Conditions Precedent to Closing.  The Closing shall be subject to the prior satisfaction of the following conditions:

(a)           Formation of Acquisition Co.  Parent shall have organized Acquisition Co. as a Minnesota corporation for the sole purpose of entering into this Merger.

(b)           Exchange Agent Agreement.  The Parent and Southwest shall have executed and delivered the Exchange Agent Agreement attached hereto as Exhibit C in favor of Parent and Southwest.

(c)           Southwest Shareholders Approval. The approval of the Southwest Shareholders shall have been obtained, in accordance with the MBCA and each of the respective articles or certificates of incorporation and bylaws.

(d)           Lock-Up/Leak-Out Agreement.  The persons who acquired Parent Common Stock as described in the Lock-Up/Leak-Out shall execute and deliver in favor of Reorganized Parent the Lock-Up/Leak-Out Agreements in the form attached hereto as Exhibit B.

(e)           Resignations and Releases by Parent’s Directors, Officers and Shareholders.  Immediately following the appointment of James B. Druck, Jeffrey S. Halpern and Thomas E. Fox to the board of directors of Parent concurrent with the Merger, Southwest shall have received the written resignations of each of the Parent officers and directors from all positions with Parent, together with full releases in favor of Parent and its directors, officers and employees from each of the Principal Shareholders.

(f)            Purchase of Additional Restricted Stock from Parent.  In consideration of the mutual exchange of promises contained herein, Parent shall have sold an aggregate of:

(i)            1,500,000 shares of restricted Parent Common Stock (after a planned 7.4672-for-1 forward stock split) to James B. Druck, Jeffrey S. Halpern and Thomas E. Fox at a purchase price of $0.05 upon mutually acceptable terms (one-third to each), and

(ii)           869,685 shares of restricted Parent Common Stock (after a planned 7.4672-for-1 forward stock split) to Jenson Services, Inc., a Utah corporation (719,685 shares of Parent Common Stock and David C. Merrell (150,000 shares of Parent Common Stock) at a purchase price valuation of $0.05 per share.  Such shares shall be subject to Parent’s right to repurchase all of such shares (for the same consideration originally paid) if the Merger is not consummated pursuant to the terms hereof.

(g)           Employment Agreements for Southwest Senior Management.  Parent and Southwest shall have entered into employment agreements with each of the Southwest’s three executive officers upon terms that are mutually acceptable.

(h)           Consent of Gaming Authorities.  Southwest shall have received confirmation that any necessary consent or approval from a Gaming Authority has been obtained.

(i)            Reorganized Parent Asset Purchase Agreement.  Parent and Christopher B. Glover shall have signed and delivered a definitive Asset Purchase Agreement to be held in escrow subject to Closing of the Merger providing for the sale and transfer of substantially all assets (excluding cash in the amount of at least $75,000, which shall remain an asset of the Reorganized Parent) and all liabilities of the adventure tour business of Parent immediately following consummation of the Merger, so that the Reorganized Parent will have substantially no assets (other than as noted above) and no liabilities, obligations or expenses of any kind or nature whatsoever remaining that relate to Parent’s adventure tour business and operations as conducted before the Merger.

2.12        Closing.

(a)           Time and Place.  The consummation of the Merger under this Agreement (the “Closing”) shall take place at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Center Seventh Street, 3300 Plaza VII Building, Minneapolis, Minnesota 55402, on July 14, 2004, or at such time and in such manner as the parties mutually agree (the “Closing Date”).

(b)           Closing Deliveries by Southwest.  At the Closing, Southwest shall have delivered or caused to be delivered to Parent and/or Acquisition Co., as the case may be:

(i)            the Articles of Merger, duly executed by Southwest;

(ii)           certificates signed by an authorized officer of Southwest as required by Section 6.2(a) and (b); and

(iii)          such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

(c)           Closing Deliveries By Parent.  At the Closing, Parent and/or Acquisition Co., as the case may be, shall have delivered or caused to be delivered to Southwest :

(i)            the Articles of Merger, duly executed by Acquisition Co.;

(ii)           resignation letters, and general releases, from each of the officers and directors of the Parent and the Acquisition Co., dated effective as of the Effective Time on the Closing Date;

(iii)          certificates signed by each of the Principal Shareholders on their own behalf and as the duly authorized officers of the Parent and Acquisition Co. as required by Section 6.1 (a) and (b);

(iv)          legal opinion from Parent’s legal counsel in form and substance acceptable to Southwest; and

(v)           such other documents as Southwest may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

2.13        Exemption from Registration and Access to Information.  The issuance of the Parent Common Stock issuable as Merger Consideration, along with the Substitute Options that will be the Southwest Options and Warrants that will be issuable as provided in Section 2.6(c) will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws, rules and regulations; and Southwest will provide reasonable assurance to Parent that no more than 35 of the Southwest Stockholders are not “accredited investors” as defined in Rule 144 of the SEC.

2.14        Parent Name Change.  Parent shall have taken all corporate action necessary to change its name to “Southwest Casino Corporation”

2.15        Current Report on Form 8-K.  Reorganized Parent shall file with the SEC within 15 days of the Effective Time of the Merger a Current Report on Form 8-K (reporting as a Section 12g-3 registrant) as a successor issuer (as defined in Rule 12g-3 of the SEC promulgated under the Exchange Act).

2.16        Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either constituent corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such constituent corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either constituent corporation to take any and all such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOUTHWEST

As a material inducement to Parent and Acquisition Co. to enter into this Agreement, with the understanding that Parent and Acquisition Co. will be relying thereon in consummating the transactions contemplated hereunder, Southwest hereby represents and warrants to Parent and

Acquisition Co. that, except as set forth in the Southwest Disclosure Schedule attached hereto, which is divided into sections that correspond to the individual sections of this Article III, as of the date hereof:

3.1          Organization; Authority.  Southwest is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  Except as set forth in Section 3.1 of the Southwest Disclosure Schedule, Southwest is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect on Southwest.

3.2          Affiliates, Ownership Interests.  Section 3.2 of the Southwest Disclosure Schedule sets forth a list of all Southwest Subsidiaries and the interest of Southwest therein.  Each of the Southwest Subsidiaries is duly authorized to conduct business in and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect on Southwest.  Each of the Southwest Subsidiaries has full power and authority, and holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by it except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on Southwest.  Except as set forth in Section 3.2 of the Southwest Disclosure Schedule, Southwest has no Affiliates and does not directly or indirectly, own or control or have any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

3.3          Charter Documents.  Southwest has heretofore furnished or made available to Parent complete and correct copies of the Articles of Incorporation and the Bylaws, or similar applicable charter and organization documents of Southwest and each of the Southwest Subsidiaries, each as in full force and effect as of the date hereof.  Neither Southwest nor any of the Southwest Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws, or similar applicable charter documents.

3.4          Capitalization of Southwest.  The authorized capital stock of Southwest consists of 50,000,000 shares of Common Stock, $0.01 par value per share, 10,888,571 shares of which are currently issued and outstanding; 21,000,000 shares of Series C Preferred Stock, $0.01 par value per share, 16,135,012 shares of which are currently issued and outstanding; and 9,000,000 shares of Undesignated Preferred Stock.  All of the issued and outstanding shares of Southwest capital stock are validly issued, fully paid and nonassessable. Southwest has granted and outstanding non-plan, non-qualified stock options to purchase 1,450,000 shares of its Common Stock; and has issued and outstanding Warrants to purchase an additional 1,825,000 shares of its Common Stock.  Southwest has adopted its 2004 Stock Incentive Plan under which 3,000,000 shares of Southwest Common Stock are authorized and reserved for issuance; options to purchase 100,000 shares of Southwest Common Stock have been granted thereunder.  Except for (i) outstanding options and warrants to purchase shares of Southwest Common Stock as set forth on the Southwest Disclosure Schedule; (ii) the Southwest 2004 Stock Incentive Plan; (iii) the

Bridge Registration Rights Agreement; (iv) the outstanding principal amount $362,500 of Series A Convertible Debentures of Southwest; and (v) as set forth in the MBC Global Agreement, the Southwest 8% Demand Notes and the related agreements as provided herein, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Southwest or obligating Southwest to issue or sell any shares of capital stock of, or other equity interests in, Southwest.   All securities of Southwest subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the applicable plans and instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  Except with respect to Southwest’s $362,500 outstanding principal amount of Series A Convertible Debentures (under which a default of repayment has occurred and is continuing without any further action), there are no outstanding contractual obligations of Southwest to repurchase, redeem or otherwise acquire any securities of Southwest or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Southwest Subsidiaries or any other Person.  Except for restrictions on transfer arising under applicable federal and state securities laws and other than the restrictions under applicable gaming regulations as reflected in Southwest’s Articles of Incorporation and Bylaws, there are no existing restrictions imposed by Southwest or by its Affiliates on the transfer of any outstanding Southwest Securities and, except for the Bridge Registration Rights Agreement, there are no registration covenants with respect thereto.  None of the outstanding Southwest Securities were issued in violation of the preemptive rights of any present or former shareholder.

3.5          Authorization.  Subject to obtaining approval from the holders of Southwest Common Stock and Series C Preferred Stock, Southwest has the requisite corporate power and authority to enter into this Agreement and to consummate and carry out the transactions contemplated hereunder.  The Southwest Board of Directors have taken all action required by Applicable Law, its Articles of Incorporation and Bylaws, and otherwise to duly and validly authorize and to approve the execution and delivery by Southwest of this Agreement and the Exchange Agent Agreement, and the consummation by Southwest of the transactions contemplated hereby, and no other corporate proceedings on the part of Southwest, other than approval from the holders of the Southwest Common Stock and Series C Preferred Stock, is, or will be, necessary to authorize this Agreement and the Exchange Agent Agreement, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Southwest and, assuming the due authorization, execution and delivery by each of Parent and Acquisition Co. of this Agreement, constitutes a legal, valid and binding obligation on the part of Southwest, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.6          Non-Contravention.  Except for compliance with any applicable requirements of state takeover, federal and state securities laws and of all applicable regulations promulgated by Gaming Authorities, the execution and delivery of this Agreement and the Collateral Agreements by Southwest, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the respective Articles of Incorporation or Bylaws of Southwest; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which Southwest or any of its Assets and Properties may be bound;

(c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature on any of the Assets and Properties of Southwest under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Southwest is a party, or by which it or any of its Assets and Properties may be bound, except, (i) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not have a Material Adverse Effect on Southwest, and (ii) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that would not have a Material Adverse Effect on Southwest.

3.7          Books and Records.  The minute books and other corporate records of Southwest, as previously made available to Parent, contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the Board of Directors and, to the extent applicable, the committees of the Board of Directors of Southwest.  Southwest has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of Southwest.  The stock transfer ledgers and other similar records of Southwest accurately reflect all issuances and record transfers in the capital stock of Parent and Acquisition Co.  The other Books and Records of Parent are true, correct and complete and have been maintained in accordance with sound business practices.

3.8          Financial Statements; Absence of Certain Changes or Events.  To the Best Knowledge of Southwest, the Southwest Financial Statements previously provided by Southwest to Parent (a) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto); and (b) present fairly, in all material respects, the financial position of Southwest as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit or other adjustments).  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2003, there has been no (y) material change in the accounting methods or principles of, or practices by, Southwest, except insofar as may have been concurred in by Southwest’s independent public accountants or required by a change in GAAP; or (z) any change, effect, event, occurrence, state of facts or development, with respect to Southwest, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Southwest.

3.9          Assets and Properties.

(a)           Southwest has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its material Assets and Properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other Assets and Properties (real, personal or mixed, tangible or intangible) reflected in the Southwest Financial Statements and all of the material Assets and Properties purchased or otherwise acquired by Southwest since December 31, 2003, except those Assets and Properties disposed of in the Ordinary Course of Business.  Southwest holds title to each such Assets and Properties free and clear of all liens.

(b)           The current use and operation of all real property is in compliance in all material respects with all Applicable Laws (including without limitation laws relating to parking, zoning and land use) and public and private covenants and restrictions.  The utilities and access for each such real property are adequate in all material respects for the current use and operation of each such real property.

3.10        Intellectual Property.

(a)           Southwest owns or possesses adequate licenses, remarketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, orders and arbitration awards, all of its respective Intellectual Property used in its business.  To the Best Knowledge of Southwest, no products used, manufactured, marketed, sold or licensed by Southwest, or any Intellectual Property used in the conduct of the business of Southwest as currently conducted, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(b)           No litigation is now or, within the three years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by Southwest, (i) alleging that Southwest has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or Southwest.

(c)           To the Best Knowledge of Southwest, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by Southwest, and no such claims have been brought against any third party by Southwest.

3.11        Labor and Employment Matters.

(a)           Southwest has previously delivered to Parent a complete and accurate list of all current officers and directors of Southwest. Other than the employment agreements entered into between Southwest and each of Messrs. James B. Druck, Chief Executive Officer, Jeffrey S. Halpern, Chairman of the Board of Directors, and Thomas E. Fox, President, all employees of Southwest are employed on an “at-will” basis.  None of the employees of Southwest are currently on leave for any reason or receiving disability or workers’ compensation or any other similar type of benefit from Southwest, other than as such may occur in the Ordinary Course of Business.

(b)           To the Best Knowledge of Southwest, Southwest is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Applicable Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.  There is no unfair labor practice complaint against Southwest pending or, to the Best Knowledge of Southwest, threatened before the National Labor Relations Board or any other comparable Governmental or Regulatory Authority.  There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Best Knowledge of Southwest, threatened against or directly affecting Southwest.  No labor representation question exists respecting the employees of Southwest and there is not pending or, to Southwest’s Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of Southwest.  No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or, to the Best Knowledge of Southwest, have been threatened.  No collective bargaining agreement is binding and in force against Southwest or currently being negotiated by Southwest. Southwest has not experienced any significant work stoppage or other significant labor difficulty.  Except as set forth in Section 3.11(b) of the Southwest Disclosure Schedule, Southwest is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Benefit Plan.  Within the twelve-month period prior to the date hereof there has not been any expression of intention to Southwest by any officer or key employee to terminate such employment.

3.12        Southwest Benefit Plans.  Except as set forth on Section 3.12 of the Southwest Disclosure Schedule:

(a)           Neither Southwest nor any ERISA Affiliate of Southwest (which may include, but is not limited to, certain Southwest Subsidiaries) sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Pension Plan, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither Southwest nor any ERISA Affiliate of Southwest has or could have any liability arising directly or indirectly under Section 412 of the Code or Section 302 or Title IV of ERISA, nor any liability arising directly or indirectly to or with respect to any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA.

(b)           Neither Southwest nor any ERISA Affiliate of Southwest sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Welfare Plan, whether insured or otherwise, including, without limitation, any such plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA.

(c)           Neither Southwest nor any ERISA Affiliate of Southwest (i) has established or contributed to; (ii) is required to contribute to; nor (iii) has nor could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)           Neither Southwest nor any ERISA Affiliate of Southwest maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

(e)           Neither Southwest nor any ERISA Affiliate of Southwest is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Compensation Plans.

(f)            Each Benefit Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.  No employer other than Southwest or an ERISA Affiliate of Southwest is permitted to participate or participates in any Benefit Plan.  No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Benefit Plan.  No action or omission of Southwest or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Southwest, Parent, Acquisition Co. or any successor thereof from amending, merging, or terminating any Benefit Plan in accordance with the express terms of such plan and Applicable Law.

(g)           There are no facts or circumstances which could, directly or indirectly, subject Southwest to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(h)           There will be no change on or before Closing Date in the operation of any Benefit Plan or any documents with respect thereto which will result in any additional benefit liability under any Benefit Plan, except as may be required by law.

(i)            Southwest has, to the extent applicable, timely complied in all material respects with all reporting and disclosure obligations with respect to any Benefit Plan imposed by the Code, ERISA or other Applicable Law.

(j)            There are no pending or, to Southwest’s Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(k)           The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Benefit Plan.

3.13        Compliance With Applicable Laws.  Except as set forth in Section 3.14 of the Southwest Disclosure Schedule, to the Best Knowledge of Southwest, Southwest has not violated or infringed, or is it in violation or infringement of, in any material respect any Applicable Law or any order, writ, injunction or decree of any Governmental or Regulatory Authority in connection with its activities.  Southwest has not received any written notice or, to the Best Knowledge of Southwest, any other notice alleging a violation of any Applicable Law.  Southwest is not a “covered entity” within the meaning of the HIPAA Privacy Regulations.  Southwest (i) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (ii) has not, to the Best Knowledge of Southwest, been the subject of any Government Program investigation conducted by any governmental body, (iii) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which Parent has no Knowledge), and (iv) has not been served with or received any search warrant, subpoena or civil investigation demand by any governmental body.

3.14        Permits.  Except as set forth in Section 3.14 of the Southwest Disclosure Schedule, Southwest is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to manufacture, market, sell, or distribute its products or to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Southwest.  As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Best Knowledge of Southwest, within the preceding 12 months, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Southwest.

3.15        Litigation.

(a)           Except as set forth in Section 3.15 of the Southwest Disclosure Schedule, there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person, nor any investigations or reviews by any Governmental Authority against or affecting Southwest, pending or, to the Best Knowledge of Southwest, threatened, against or by Southwest or any of its Assets and Properties, except those proceedings, claims, hearings, arbitrations, proceedings or governmental investigations that would not have a Material Adverse Effect on Southwest. To the Best Knowledge of Southwest, there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations which seek to enjoin or rescind the transactions contemplated by this Agreement.

(b)           Except as set forth in Section 3.15 of the Southwest Disclosure Schedule, there are no existing orders, judgments or decrees of any Governmental Authority naming Southwest as an affected party or otherwise affecting any of the Assets and Properties or the business of Southwest.

3.16        Material Contracts and Agreements.  Except as disclosed in Section 3.16 of the Southwest Disclosure Schedule, as of the date hereof, Southwest is not a party to or bound by (a) any contract (i) that is material to the conduct of the business of Southwest and was not entered into in the Ordinary Course of Business or (ii) on which the business of Southwest is substantially dependent; (b) any joint ventures, partnerships, or similar arrangements; or (c) any agreements, licenses or other arrangements that contain exclusive grants of rights that could, after the Effective Time, restrict Southwest or any of the Southwest Subsidiaries or Affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the “Southwest Material Contracts”).  Southwest has provided or made available to Parent a true and accurate copy of all Southwest Material Contracts and all such Southwest Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Southwest.  Southwest has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Southwest Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Southwest.

3.17        Environmental Matters.  Southwest (a) is in compliance with all applicable Environmental Laws in all material respects (which compliance includes, but is not limited to, the possession by Southwest of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof); (b) has not received any communication from a Governmental Authority or third party that alleges that Southwest is not in compliance with applicable Environmental Laws; (c) has not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (d) is not subject to liability for any disposal or contamination (whether on-site or off-site) of any Hazardous Material; and (e) is not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to have a Material Adverse Effect on Southwest.

3.18        Interested Party Transactions.  Except with respect to the employment agreements between Southwest and each of James B Druck, Jeffery S. Halpern and Thomas E. Fox, no Related Person of Southwest has or has had any interest in the Assets and Properties, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to Southwest’s business.  No Related Person of Southwest owns, has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with Southwest or (b) engaged in competition with Southwest with respect to any line of the products or services of Southwest.  No Related Person of Southwest is a party to any Contract with or has any right or claim against Southwest.

3.19        Tax Matters.  Southwest has (a) properly prepared and timely filed or will have prepared and filed all federal, state, local and foreign tax returns and reports in respect of taxes required to be filed by or with respect to Southwest through the Effective Time (taking into account any extension of time to file); (b) paid or accrued all taxes shown to be due on such returns and reports (and all applicable ad valorem and value added taxes as are due from Parent and Acquisition Co. have been paid); and (c) paid or accrued all taxes for which a notice of assessment or collection has been received by Southwest.  Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the Best Knowledge of Southwest, is threatening to assert any claims for taxes from Southwest.  Southwest has withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected by them, except where the failure or delay in doing so would not have a Material Adverse Effect on Southwest.  There are no liens for taxes upon the Assets and Properties of Southwest.

3.20        Absence of Undisclosed Liabilities.  There are no liabilities (whether known or unknown, whether asserted or unasserted whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for any Tax), nor any basis for any claim against Southwest for any such liabilities, relating to or affecting Southwest or any of its Assets or Properties, other than such liabilities incurred in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Southwest.

3.21        Insurance.  Southwest has made available to the Parent copies of all insurance policies owned or held by Southwest, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Southwest, in such coverage amounts as are common for similar companies in the gaming industry in which Southwest is engaged.  All present policies are in full force and effect and all premiums with respect thereto have been paid.  Southwest has not been denied any form of insurance or had any policy of insurance revoked or rescinded during the past five (5) years.

3.22        No Material Adverse Change.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2003, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Southwest.

3.23        Finders or Brokers.  Except as disclosed in Section 3.23 of the Southwest Disclosure Schedule, Southwest has not retained any banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement.  Except as disclosed in Section 3.23 of the Southwest Disclosure Schedule, Southwest has not, and will not, have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Southwest.

3.24        Third Party Consents.  Except as set forth in Section 3.24 of the Southwest Disclosure Schedule, no consent, approval or authorization of any third party on the part of Southwest is required in connection with the consummation of the transactions contemplated hereunder.

3.25        Disclosure.  To the Best Knowledge of Southwest, no representation or warranty by Southwest in this Agreement, including the Southwest Disclosure Schedule and the Exhibits hereto, and no statement contained or to be contained in any document or certificate to be delivered by Southwest pursuant to Article VI, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the Best Knowledge of Southwest, except as set forth in the Southwest Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Southwest which, as it relates directly to the business of Southwest, could reasonably be expected to have a Material Adverse Effect on Southwest.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION CO.

As a material inducement to Southwest to enter into this Agreement, with the understanding that Southwest will be relying thereon in consummating the transactions contemplated hereunder, Parent, Acquisition Co., and each of the Principal Shareholders, hereby jointly and severally represent and warrant to Southwest that, except as set forth in the Parent Disclosure Schedule attached hereto, which is divided into sections that correspond to the individual sections of this Article IV, as of the date hereof:

4.1          Organization; Authority.  Each of Parent and Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  Each of Parent and Acquisition Co. is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect on Parent or Acquisition Co.  Acquisition Co. is a recently-formed, duly-organized and validly-existing Minnesota corporation in good standing that has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger and any of its other obligations set forth herein.

4.2          Affiliates; Ownership Interests.  Neither Parent nor Acquisition Co. has any subsidiaries or Affiliates or, directly or indirectly, owns or controls or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

4.3          Charter Documents.  Parent has heretofore furnished or made available to Southwest a complete and correct copy of the Articles of Incorporation and the Bylaws of Parent and Acquisition Co., each as in full force and effect as of the date hereof.  Neither Parent nor Acquisition Co. is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

4.4          Capitalization of Parent.  The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, par value $0.001 per share.  As of the date hereof, 1,589,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (the “Outstanding Parent Securities”).  Except for restrictions on transfer arising under applicable Federal and state securities laws and except as set forth in Section 4.4 of Parent Disclosure Schedule, the Lock-Up/Leak-Out Agreement, or the Registration Rights Agreement between and among Jenson Services, Inc., David C. Merrell and Parent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent.  All securities of Parent subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the applicable plans and instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of Parent or any other Person.  Except for restrictions on transfer arising under applicable Federal and state securities laws (with respect to which Parent and Principal Shareholders represent have been complied with) and except as set forth in Section 4.4 of Parent Disclosure Schedule, the Lock-Up/Leak-Out Agreement, or the Registration Rights Agreement dated July     , 2004 between and among Jenson Services, Inc., David C. Merrell and Parent, there are no existing restrictions imposed by Parent or by its affiliates on the transfer of any outstanding shares of capital stock of Parent and there are no registration covenants with respect thereto.  None of the outstanding shares of capital stock of Parent were issued in violation of the preemptive rights of any present or former shareholder. As of the Closing Date, the Outstanding Parent Securities are owned by holders as set forth in the Outstanding Parent Securities exhibit as provided in Exhibit D.

4.5          Capitalization of Acquisition Co.  The authorized capital stock of Acquisition Co. consists of 1,000 shares of Common Stock, $0.01 par value per share.  Parent is the record and beneficial owner of all the 1,000 outstanding shares of capital stock of Acquisition Co., free and clear of all mortgages, security interests, liens, claims and encumbrances.  All shares of capital stock of Acquisition Co. that are outstanding have been validly issued and are fully paid and nonassessable.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquisition Co. or obligating Parent or Acquisition Co. to issue or sell any shares of capital stock of, or other equity interests in, Acquisition Co.  There are no outstanding contractual obligations of Acquisition Co. to repurchase, redeem or otherwise acquire any securities of Acquisition Co. or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Except for restrictions on transfer arising under applicable Federal and state securities laws, there are no existing restrictions imposed by Parent or Acquisition Co., or by their respective affiliates, on the transfer of any outstanding shares of capital stock of Acquisition Co. and there are no registration covenants with respect thereto.  None of the outstanding shares of capital stock of Acquisition Co. were issued in violation of the preemptive rights of any present or former shareholder.

4.6          Authorization.  Parent and Acquisition Co. have the requisite corporate power and authority to enter into this Agreement and to consummate and carry out the transactions contemplated hereunder.  The respective Boards of Directors of Parent and Acquisition Co., and Parent, as the sole shareholder of Acquisition Co., have taken all action required by Applicable Law, their respective Articles of Incorporation and Bylaws, and otherwise to duly and validly authorize and to approve the execution and delivery by Parent and Acquisition Co. of this Agreement and the Collateral Agreements, as applicable, and the consummation by Parent and Acquisition Co. of the transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Acquisition Co. are, or will be, necessary to authorize this Agreement or the Collateral Agreements, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Acquisition Co. and, assuming the due authorization, execution and delivery by Southwest of this Agreement, constitutes a legal, valid and binding obligation on the part of Parent and Acquisition Co., enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.  Parent Company’s Board of Directors have adopted resolutions authorizing, adopting and assuming, conditional on Closing of the Merger, all Outstanding Options and Warrants, including the Southwest 2004 Stock Incentive Plan, including the Section 16b-3(d) exemption resolutions.

4.7          Non-Contravention.  Except for compliance with any applicable requirements of state takeover, federal and state securities laws, with respect to which Parent and the Principal Shareholders represent they are is in compliance with and the Merger does not contravene, the execution and delivery of this Agreement by Parent and Acquisition Co., as applicable, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the respective Articles of Incorporation or Bylaws of Parent or Acquisition Co.; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which Parent or Acquisition Co. or any of their respective Assets and Properties may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature on any of the Assets and Properties of Parent or Acquisition Co. under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Parent or Acquisition Co. is a party, or by which it or any of its Assets and Properties may be bound, except, (i) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, would not have a Material Adverse Effect on Parent or Acquisition Co., and (ii) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that would not have a Material Adverse Effect on Parent or Acquisition Co.

4.8          Books and Records.  The minute books and other corporate records of Parent and Acquisition Co., as previously made available to Southwest, contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the Boards of Directors and, to the extent applicable, the committees of the Boards of Directors of Parent and Acquisition Co.  Parent has delivered or made available true and complete copies of each document which has been requested by Southwest or its counsel in connection with their legal and accounting review of Parent.  The stock transfer ledgers and other similar records of Parent and Acquisition Co. accurately reflect all issuances and record transfers in the capital stock of Parent and Acquisition Co.  The other Books and Records of Parent are true, correct and complete and have been maintained in accordance with sound business practices.

4.9          Reports.  Parent has timely filed, and has made available to Southwest, true and complete copies of, all Parent SEC Documents.  As of their respective filing dates (and if amended or supplemented by a filing prior to the date of this Agreement, then as of the date of such amended or supplemented filing), (a) all such Parent SEC Documents complied in all material respects with the then-applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the OTCBB, as the case may be, and (b) none of such Parent SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by one or more subsequent SEC Parent Documents. Parent complies with all applicable rules and regulations promulgated by the Securities and Exchange Commission and any applicable trading market pursuant to the Sarbanes-Oxley Act of 2002.

4.10        Financial Statements; Absence of Certain Changes or Events.  The Parent Financial Statements included in the Parent SEC Documents are true and correct in all material respects and comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and OTCBB with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly, in all material respects, the financial position of Parent as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit or other adjustments, and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act).  Since the date of filing with the SEC of Parent’s most recent Annual Report on Form 10-KSB, there has been no (a) material change in the accounting methods or principles of, or practices by, Parent, except insofar as may have been concurred in by Parent’s independent public accountants or required by a change in GAAP; or (b) any change, effect, event, occurrence, state of facts or development, with respect to Parent or Acquisition Co., that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Acquisition Co.

4.11        Assets and Properties.

(a)           Neither Parent nor Acquisition Co. owns any real property.  Parent has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its material Assets and Properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other Assets and Properties (real, personal or mixed, tangible or intangible) reflected in the Parent Financial Statements and all of the material Assets and Properties purchased or otherwise acquired since the date of filing with the SEC of Parent’s most recent Annual Report on Form 10-KSB, except those Assets and Properties disposed of in the Ordinary Course of Business after the date of filing with the SEC of Parent’s most recent Annual Report on Form-KSB.  Parent holds title to each such property and asset free and clear of all liens.

(b)           The current use and operation of all real property is in compliance in all material respects with all Applicable Laws (including without limitation laws relating to parking, zoning and land use) and public and private covenants and restrictions.  The utilities and access for each such real property are adequate in all material respects for the current use and operation of each such real property.

4.12        Intellectual Property.

(a)           Section 4.12(a) of the Parent Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by Parent or Acquisition Co., a complete and accurate list of all United States and foreign (a) Patents and Patent applications; (b) Trademark registrations and applications and unregistered Trademarks; (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed); and (d) all other Intellectual Property to which Parent or Acquisition Co. has any ownership rights (including common law rights).

(b)           Each of Parent and Acquisition Co. owns or possesses adequate licenses, remarketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, orders and arbitration awards, all of its respective Intellectual Property used in its business.  No products used, manufactured, marketed, sold or licensed by Parent or Acquisition Co., or any Intellectual Property used in the conduct of the business of Parent or Acquisition Co. as currently conducted, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(c)           No litigation is now or, within the three years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by Parent or Acquisition Co., (i) alleging that Parent or Acquisition Co. has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to Parent or Acquisition Co.

(d)           To the Best Knowledge of Parent, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by Parent or Acquisition Co., and no such claims have been brought against any third party by Parent or Acquisition Co.

4.13        Bank Accounts; Powers of Attorney.  Section 4.13 of the Parent Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which Parent or Acquisition Co. maintains an account, deposit or safe deposit box of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (b) the names of all persons or entities holding general or special powers of attorney from Parent or Acquisition Co. and copies thereof.

4.14        Labor and Employment Matters.

(a)           Acquisition Co. has no employees.  Section 4.14(a) of Parent Disclosure Schedule sets forth a list of the current employees, officers and directors of Parent.  Parent has previously delivered to Southwest a complete and accurate list of all current employees, officers and directors of the Parent that includes their base salaries and bonus amounts.  All employees of Parent are employed on an “at-will” basis.  None of the employees of Parent are currently on leave for any reason or receiving disability or workers’ compensation or any other similar type of benefit from Parent.

(b)           Parent is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Applicable Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.  There is no unfair labor practice complaint against Parent pending or, to the Parent’s Knowledge, threatened before the National Labor Relations Board or any other comparable Governmental or Regulatory Authority.  There is no labor strike, dispute, slowdown or stoppage actually pending or, to Parent’s Knowledge, threatened against or directly affecting Parent.  No labor representation question exists respecting the employees of Parent and there is not pending or, to the Parent’s Knowledge, threatened any activity intended or likely to result in a labor representation vote respecting the employees of Parent.  No grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or, to Parent’s Knowledge, have been threatened.  No collective bargaining agreement is binding and in force against Parent or currently being negotiated by Parent.  Parent has not experienced any significant work stoppage or other significant labor difficulty.  Parent is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Benefit Plan.  Upon termination of the employment of any person, neither Southwest, nor Parent or Acquisition Co. will, by reason of any agreement or understanding to which Parent is a party, be liable to any of such persons for so-called “severance pay” or any other payments, except as may be set forth in Section 3.14(b) of the Parent Disclosure Schedule.  Within the twelve-month period prior to the date hereof there has not been any expression of intention to Parent by any officer or key employee to terminate such employment.

(c)           All individuals who are performing or have performed services for Parent or any of its Affiliates and who are or were classified by Parent or any of its Affiliates as “independent contractors” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, and such individuals are not entitled to any benefits under any Benefit Plan maintained by Parent.

4.15        Parent Benefit Plans.  Except as set forth on Section 4.15 of the Parent Disclosure Schedule:

(a)           Neither Parent nor any ERISA Affiliate of Parent (which includes, but is not limited to, the Acquisition Co.) sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Pension Plan, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.  Neither Parent nor any Parent ERISA Affiliate has or could have any liability arising directly or indirectly under Section 412 of the Code or Section 302 or Title IV of ERISA, nor any liability arising directly or indirectly to or with respect to any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA.

(b)           Neither Parent nor any ERISA Affiliate of Parent sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Welfare Plan, whether insured or otherwise, including, without limitation, any such plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA.

(c)           Neither Parent nor any ERISA Affiliate of Parent (i) has established or contributed to; (ii) is required to contribute to; nor (iii) has nor could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)           Neither Parent nor any ERISA Affiliate of Parent maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

(e)           Neither Parent nor any ERISA Affiliate of Parent is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Compensation Plans.

(f)            Each Benefit Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.  No employer other than Parent or an ERISA Affiliate of Parent is permitted to participate or participates in any Benefit Plan.  No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Benefit Plan.  No action or omission of Parent or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Southwest, Parent, Acquisition Co. or any successor thereof from amending, merging, or terminating any Benefit Plan in accordance with the express terms of such plan and Applicable Law.

(g)           There are no facts or circumstances which could, directly or indirectly, subject Parent to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(h)           There will be no change on or before Closing Date in the operation of any Benefit Plan or any documents with respect thereto which will result in any additional benefit liability under any Benefit Plan, except as may be required by law.

(i)            Parent has, to the extent applicable, timely complied in all material respects with all reporting and disclosure obligations with respect to any Benefit Plan imposed by the Code, ERISA or other Applicable Law.

(j)            There are no pending or, to Parent’s Knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(k)           The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Benefit Plan.

4.16        Compliance With Applicable Laws.  Neither Parent nor Acquisition Co. has violated or infringed, or is it in violation or infringement of, in any material respect any Applicable Law or any order, writ, injunction or decree of any Governmental or Regulatory Authority in connection with its activities.  Each of Parent and Acquisition Co., and their respective officers, directors, agents and employees have complied in all material respects with all Applicable Laws, including, but not limited to, Applicable Laws relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Stark I and II Laws, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729 et seq. and any regulations related thereto, as well as with any similar state statutes).  Neither Parent nor Acquisition Co. has received any written notice or, to its Knowledge, any other notice alleging a violation of any Applicable Law.  Neither Parent nor Acquisition Co. is a “covered entity” within the meaning of the HIPAA Privacy Regulations.  Neither Parent nor Acquisition Co. (i) as any reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to its Knowledge, has been the subject of any Government Program investigation conducted by any governmental body, (iv) has been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which Parent has no Knowledge), or (v) has been served with or received any search warrant, subpoena or civil investigation demand by any governmental body.

4.17        Permits.  Each of Parent and Acquisition Co. is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to manufacture, market, sell, or distribute its products or to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Parent or the Acquisition Co.  As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Best Knowledge of Parent, within the preceding 12 months, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on Parent or the Acquisition Co.

4.18        Litigation.

(a)           There are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person, nor any investigations or reviews by any

Governmental Authority against or affecting Parent or Acquisition Co., pending or, to Parent’s Knowledge, threatened, against or by Parent or Acquisition Co., or any of their respective Assets and Properties or which seek to enjoin or rescind the transactions contemplated by this Agreement.

(b)           There are no existing orders, judgments or decrees of any Governmental Authority naming Parent or Acquisition Co. as an affected party or otherwise affecting any of the Assets and Properties or the business of Parent or Acquisition Co.

4.19        Material Contracts and Agreements.  As of the date hereof, neither Parent nor Acquisition Co. is a party to or bound by (a) any contract (i) that is material to the conduct of the business of Parent or Acquisition Co. and was not entered into in the Ordinary Course of Business or (ii) on which the business of Parent or Acquisition Co. is substantially dependent; (b) any joint ventures, partnerships, or similar arrangements; (c) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the Collateral Agreements and the consummation by Parent or Acquisition Co. of the Merger and the other transactions contemplated hereby; or (d) any agreements, licenses or other arrangements that contain exclusive grants of rights that could, after the Effective Time, restrict Parent or any of its Affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the “Parent Material Contracts”).  Parent has provided or made available to Southwest a true and accurate copy of all Parent Material Contracts and all such Parent Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Acquisition Co.  Neither Parent nor Acquisition Co. has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Acquisition Co.

4.20        Environmental Matters.

(a)           Each of Parent and Acquisition Co. is in compliance with all applicable Environmental Laws in all material respects and there are no circumstances which may materially prevent or interfere with such compliance in the future.  Neither Parent nor Acquisition Co. has received any communication (whether written or oral), whether from any Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that Parent or Acquisition Co. or any of the Assets or Properties used in their respective businesses are not in full compliance with Environmental Laws.

(b)           There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by Parent or Acquisition Co. (or any entity formerly an Affiliate thereof), including, without limitation, the release, emission, discharge or disposal of any Material into the Environment, that could reasonably be expected to result in the incurrence of costs under Environmental Laws.

(c)           For purposes of this Section 4.20: (i) ”Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace; (ii) ”Environmental Laws” means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment; and (iii) “Material” means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

4.21        Interested Party Transactions.  Section 4.21 of the Parent Disclosure Schedule sets forth all related person transactions involving Parent and any Related Person.  Otherwise, no Related Person of Parent or Acquisition Co. has or has had any interest in the Assets and Properties, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to Parent’s business.  No Related Person of Parent or Acquisition Co. owns, has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with Parent or Acquisition Co. or (b) engaged in competition with Parent with respect to any line of the products or services of Parent.  No Related Person of Parent or Acquisition Co. is a party to any Contract with or has any right or claim against Parent or Acquisition Co.

4.22        Tax Matters.  Parent has (a) properly prepared and timely filed or will have prepared and filed all federal, state, local and foreign tax returns and reports in respect of taxes required to be filed by or with respect to Parent and Acquisition Co. through the Effective Time (taking into account any extension of time to file); (b) paid or accrued all taxes shown to be due on such returns and reports (and all applicable ad valorem and value added taxes as are due from Parent and Acquisition Co. have been paid); and (c) paid or accrued all taxes for which a notice of assessment or collection has been received by Parent or Acquisition Co.  Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the Best Knowledge of Parent, is threatening to assert any claims for taxes from Parent or Acquisition Co.  Each of Parent and Acquisition Co. has withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected by them.  There are no liens for taxes upon the Assets and Properties of Parent or Acquisition Co.

4.23        Absence of Undisclosed Liabilities.  There are no liabilities (whether known or unknown, whether asserted or unasserted whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for any Tax), nor any basis for any claim against Parent or Acquisition Co. for any such liabilities, relating to or affecting Parent or Acquisition Co. or any of their respective Assets or Properties, other than such liabilities incurred in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent or Acquisition Co.

4.24        Insurance.  Section 4.24 of the Parent Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by Parent or Acquisition Co., including,

but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Parent or Acquisition Co., specifying the insurer the policy number, and the term of the coverage.  Except as disclosed in Section 4.24 of the Parent Disclosure Schedule, all present policies are in full force and effect and all premiums with respect thereto have been paid.  Neither Parent nor Acquisition Co. has been denied any form of insurance or had any policy of insurance revoked or rescinded during the past five (5) years.

4.25        Business Operations.  Parent has not conducted any tours since May 1, 2004.  These have been no accidents or incidents on any tour conducted by Parent, except as disclosed in Section 4.25 of the Parent Disclosure Schedule.  Parent has delivered to Southwest copies of all releases/waivers signed by all customers of Parent since inception of operations.

4.26        No Material Adverse Change.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2003, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Parent or Acquisition Co.

4.27        Third Party Consents.  No consent, approval or authorization of any third party on the part of Parent or Acquisition Co. is required in connection with the consummation of the transactions contemplated hereunder.

4.28        Disclosure.  No representation or warranty by Parent in this Agreement, including the Parent Disclosure Schedule and the Exhibits hereto, and no statement contained or to be contained in any document or certificate to be delivered by Parent or Acquisition Co. pursuant to Article IV, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To Parent’s Knowledge, except as set forth in the Parent Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Parent which, as it relates directly to the business of Parent, could reasonably be expected to have a Material Adverse Effect on Parent or Acquisition Co.

4.29        Finders or Brokers.  Neither Parent nor Acquisition Co. has retained any banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.  Neither Parent nor Acquisition Co. has, or will have, any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1          Conduct of Business of Parent.  Except as contemplated by this Agreement or to the extent that Southwest otherwise consents in writing, which consent will not be unreasonably withheld during the period from the date of this Agreement to the Effective Time, Parent will conduct its respective operations according to their ordinary and usual course of business and consistent with past practice, and Parent will use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, to maintain in all material respects their present business and to maintain in all material respects satisfactory relationships with customers, suppliers and others having business relationships with them; provided, however, that Parent will not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of Parent’s Disclosure Schedule, prior to the Effective Time, Parent will not, without the prior written consent of Southwest, which consent will not be unreasonably withheld:

(a)           amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b)           sell, transfer or dispose of, or authorize the sale, transfer or disposition of, any assets of the Parent or any Southwest Subsidiary;

(c)           acquire (including without limitation by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or all or substantially all of the assets of any corporation, partnership, limited liability company, other business organization or any division thereof;

(d)           increase the compensation payable or to become payable to its officers or employees or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Parent, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(e)           take any action, other than reasonable and usual actions in the ordinary course of business and consistent in all material respects with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(f)            make any other change with respect to the Parent’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by a concurrent amendment in GAAP made subsequent to the date hereof;

(g)           make any Tax election that would have continuing effect after the Closing Date or settle or compromise any Tax liability;

(h)           make any loans to employees (other than advances in the ordinary course of business for travel or business expenses);

(i)            pay, discharge or satisfy any claims, liabilities or obligations in excess of $5,000 in the aggregate (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business and consistent with past practice;

(j)            make any capital expenditures, other than those which (i) are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of not more than $5,000 in the aggregate; or

(k)           enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, do any of the foregoing actions set forth in this Section 5.1; provided, however, that in the event that the Parent would be prohibited from taking any action by reason of this Section 6.1 without the prior written consent of Parent, such action may nevertheless be taken if the Parent is required to do so by law and the Parent prior to taking such action informs Southwest in writing of such requirement.

5.2          No Solicitation or Negotiation.  Between the date hereof and the earlier of the termination of this Agreement and September 15, 2004, neither Parent nor Southwest will (nor will either permit any of its officers, directors, employees, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any person other than Parent and Southwest: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of Parent or Southwest or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Parent or Southwest; (b) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Southwest, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Parent or Southwest (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in Parent or Southwest; or (c) enter into any agreement with any person providing for the possible acquisition of Parent or Southwest or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in Parent or Southwest.

5.3          Access to Information.  Between the date hereof and the Effective Time, each of Parent and Southwest shall give the other and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice, reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, contracts and all personnel files of current employees of Parent or Southwest as the other party may reasonably require, and will cause its officers and those of its subsidiaries to furnish the requesting party with such financial and operating data and other information with respect to the business and properties of Parent or Southwest and its subsidiaries as Parent or Southwest may from time to time reasonably request.

5.4          Notification of Certain Matters.  Each of Parent and Southwest shall give prompt notice to the other of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by Parent or Southwest to be untrue or inaccurate at or prior to the Effective Time; or (ii) any failure by Parent or Southwest to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure such breach or noncompliance, limit or otherwise affect the remedies available hereunder to the other party, or constitute an amendment of any representation, warranty or statement in this Agreement or that party’s Disclosure Schedules.

5.5          Fees and Expenses.  Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker’s consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such Third Party Expenses.  All fees, expenses and other compensation that may be owing to CCM shall be paid solely by MBC Global.

5.6          Name Change by Parent.  Parent will change its legal name to “Southwest Casino Corporation” effective upon consummation of the Merger.

5.7          Certain Post-Closing Agreements.

(a)           Transfer of Assets and Liabilities of Lone Moose Adventures.  Immediately following consummation of the Merger on the Closing Date, Reorganized Parent will transfer, sell and convey all of Parent’s assets and rights solely related to the adventure tour business (the “Adventure Tour Business”), and assign and transfer all of Parent’s liabilities and obligations of every kind and quality, whether known or unknown, fixed or contingent, related to the Adventure Tour Business, to Christopher B. Glover and Michael C. Brown in consideration for the following:

(i)            Cancellation of an aggregate of 333,350 shares of Parent Common Stock (before the 7.4672-for-one forward split by Parent) previously held by Christopher B. Glover and Michael C. Brown,

(ii)           Cancellation or compromise of all indebtedness owed to Christopher B. Glover, Michael C. Brown and Leonard C. Burningham, or otherwise, so that there are no liabilities or obligations whatsoever owed by Parent or Southwest, including no accrued compensation whether now or past due of any kind whatsoever, and

(iii)          Indemnification with respect to operation of the adventure tour business and ownership of the assets and payment of liabilities and expenses of Parent from each of the Principal Shareholders pursuant to Article VIII hereunder.

(b)           Certifications and Compliance with Sarbanes-Oxley Act. Christopher B. Glover and Michael C. Brown, jointly and severally, covenant and agree to provide the

Reorganized Parent and Southwest, and their executive officers, with all certificates and back-up materials, work papers and supporting documentation as may be reasonably requested in order to enable the certifying officers of the Reorganized Parent to file all necessary reports and certifications as required under the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission.

(c)           Name Change. Reorganized Parent will take all appropriate corporate action necessary to effect a change in its legal name to “Southwest Casino Corporation.”

5.8          Further Actions.  Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the Merger and all other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.  It is presumed that all parties are acting in good faith under this Agreement, with the understanding that the intent of this Merger transaction is that, with respect to the post-Merger ownership of the Reorganized Parent,  the owners of all outstanding capital stock of Southwest immediately prior to the Merger (including holders of the Southwest 8% Demand Bridge Notes) will become the owners of approximately ninety-three percent (93%) of the outstanding capital stock of the Reorganized Parent immediately following the Closing of the Merger, and the existing holders of Parent Common Stock immediately prior to the Merger will become the owners of approximately seven percent (7%) of the outstanding capital stock of the Reorganized Parent immediately following the Closing of the Merger.

5.9          Officers’ and Directors’ Indemnification.  The Parent and the Surviving Corporation agree that the Surviving Corporation will provide, and Parent will cause the Surviving Corporation to provide, to the directors and officers of Southwest indemnification to the fullest extent provided by Southwest’s Articles of Incorporation and Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including, without limitation, the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to, but which have not been resolved by, the sixth anniversary of the Effective Time, until such matters are finally resolved).  To the extent permitted by law and provided in the Articles of Incorporation and Bylaws of Southwest as in effect as of the date hereof, the Surviving Corporation will, and the Parent will cause the Surviving Corporation to, advance expenses in connection with the foregoing indemnification.  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and the Surviving Corporation will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets or properties to any person, then, and in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 5.9.  In addition to the other rights provided for in this Section 5.9 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 5.9), the Surviving Corporation will, and the Parent will cause the Surviving Corporation to, honor all indemnification obligations under the Articles of Incorporation and Bylaws of Southwest and any indemnification agreements between Southwest and any person (all copies of which have been previously made available to the Parent) as same exist, if at all, as of the date hereof.  This Section 5.9 will survive the consummation of the Merger, is intended to benefit Southwest and its officers and directors, will be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and the Parent and will be enforceable by the directors and officers of Southwest and each of them.

5.10        Supplemental Disclosures.  At any time and from time to time at least 48 hours prior to the Closing Date, any party will be entitled to update, add to, delete, modify, correct or otherwise revise any or all portions of that party’s Disclosure Schedule so long as the failure to provide such update, addition, deletion, modification, correction or other revision is the result of an event occurring after the date of this Agreement.  For purposes of determining the accuracy as of the Effective Time of the representations and warranties of the particular party contained in this Agreement in order to determine the fulfillment of the condition set forth in Sections 6.1 and 6.2 and to determine whether a material breach has occurred pursuant to Section 7.1, that party’s Disclosure Schedule will be deemed to exclude any material information contained in any updates to the that party’s Disclosure Schedule hereto delivered after the date of this Agreement; provided, however, that if the Closing takes place, that party’s Disclosure Schedule, as so updated or modified, will be deemed to be that party’s final Disclosure Schedule for all purposes of this Agreement, including without limitation, for purposes of Article VIII.  In addition, if such material information contained in any such update would permit the other party to terminate this Agreement pursuant to Article VII, and if the other party does not so terminate this Agreement by delivering written notice to the party whose Disclosure Schedule was updated within ten (10) days after its receipt of such information, the other party will be deemed to have waived its right to terminate this Agreement on account of the matter or matters therein contained (including any claim that the closing condition set forth in Sections 6.1 and 6.2 has not been satisfied).

5.11        No Implied Representations.  The Parent acknowledges and agrees that none of Southwest or any of its respective directors, officers, employees, affiliates, agents or representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the information provided or made available to the Parent or its agents or representatives prior to the execution of this Agreement; and agrees, to the fullest extent permitted by law, that none of Southwest or any of its respective directors, officers, employees, affiliates, agents, or representatives will have any liability or responsibility whatsoever to the Parent or the Acquisition Co. or the Surviving Corporation on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to the Parent prior to the execution of this Agreement, except that the foregoing limitations will not apply to Southwest to the extent Southwest makes representations and warranties set forth in Article III of this Agreement and in the Southwest Disclosure Schedule, but always subject to the limitations and restrictions contained herein and therein.  Southwest acknowledges and agrees that none of the Parent or Acquisition Co. or any of their respective directors, officers, employees, affiliates, agents or representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the information provided or made available to Southwest or its agents or representatives prior to the execution of this Agreement; and agrees, to the fullest extent permitted by law, that none of the Parent or Acquisition Co., or any of their respective directors, officers, employees, affiliates, agents, or representatives will have any liability or responsibility whatsoever to Southwest on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to Southwest prior to the execution of this Agreement, except that the foregoing limitations will not apply to the Parent or Acquisition Co. to the extent the Parent and Acquisition Co. make representations and warranties set forth in Article IV of this Agreement, but always subject to the limitations and restrictions contained herein.

5.12        Pre-Closing Deliveries.

(a)           Prior to the Closing, Parent will deliver to Southwest all the Parent Financial Statements and all such other consolidated financial statements of the Parent as Southwest reasonably requests in order to enable the Reorganized Parent to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended, together with an executed report of Parent’s outside auditors with respect to all such financial statements that have been audited.  Such report must be in form and substance reasonably satisfactory to Southwest.

(b)           Prior to the Closing, Southwest will deliver to Parent the Southwest Financial Statements and all such other consolidated financial statements of Southwest as Parent reasonably requests in order to enable the Reorganized Parent to comply with all such reporting obligations, together with an executed report of Southwest’s outside auditors with respect to all such financial statements that have been audited.

(c)           The financial statements delivered by each of Parent and Southwest pursuant to this Section 5.12 must be prepared in accordance with GAAP and must conform to all provisions of Regulation S-X of the Securities and Exchange Commission (the “SEC”), such that such financial statements are suitable for filing by the Reorganized Parent with the SEC in a Current Report on Form 8-K.  Immediately prior to the Closing, each of Parent and Southwest will cause its outside auditors to deliver to the other an executed consent, in form and substance reasonably satisfactory to the other and suitable for filing by the Reorganized Parent with the SEC, which consent will authorize the Reorganized Parent to file with the SEC the report referred to in this Section 5.12 and all other required SEC reports.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1          Conditions to the Obligations of Southwest.  The obligation of Southwest to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           each of the representations and warranties of Parent, Acquisition Co. and each of the Principal Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date, and in any event, subject to the foregoing materiality qualification) and, at the Closing, Parent, Acquisition Co. and each of the Principal Shareholders shall have delivered to Southwest a certificate to that effect, executed by a duly authorized officer of Parent and Acquisition Co.;

(b)           each of the covenants and obligations of Parent, Acquisition Co. and the Principal Shareholders to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Co. shall have delivered to Southwest a certificate to that effect, executed by an officer of Parent, Acquisition Co. and each of the Principal Shareholders;

(c)           Parent, Acquisition Co. and the Principal Shareholders shall have delivered all of Closing deliveries set forth in Section 2.12(b) above;

(d)           Each of the conditions in Section 2.11 shall have been completed to the satisfaction of Southwest;

(e)           Southwest shall have received evidence to its satisfaction that holders of Southwest Common Stock and holders of Southwest Preferred Stock have not exercised dissenters rights in such amounts that exceed 5% of the outstanding capital stock of Southwest;

(f)            None of Parent, Acquisition Co. or Southwest shall be subject to any final order, decree, or injunction of a court of competent jurisdiction or Governmental or Regulatory Authority within the United States that (i) prevents or materially delays the consummation of the Merger, or (ii) would impose any material limitation on the ability of Reorganized Parent effectively to exercise full rights of ownership of Southwest or the assets or business of Southwest;

(g)           The approval of the shareholders of the Southwest Shareholders referred to in Section 2.11(c) hereof shall have been obtained, in accordance with the MBCA and each of the respective articles or certificates of incorporation and bylaws;

(h)           The Parent’s legal counsel shall have delivered to Southwest a legal opinion in form and substance satisfactory to Southwest; and

(i)            The Parent and its legal counsel shall have completed their due diligence review of Parent and shall be satisfied that the results of such review and the status of all legal matters shall be satisfactory and acceptable to the Company and its counsel.

6.2          Conditions to the Obligations of Parent and Acquisition Co.  The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           the representations and warranties of Southwest contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Southwest shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of Southwest;

(b)           each of the covenants and obligations of Southwest to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Southwest shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of Southwest;

(c)           the consents specified on Section 3.24 of Southwest Disclosure Schedule and any other material third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable;

(d)           Southwest and Southwest Stockholders, as the case may be, shall have delivered all of the Closing deliveries set forth in Section 2.12(b) above;

(e)           all proceedings taken by Southwest and Southwest Stockholders and all instruments executed and delivered by Southwest and Southwest Stockholders on or prior to the Closing in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to counsel for the Parent and Acquisition Co; and

(f)            the conditions of Section 2.11 shall have been completed to the satisfaction of Parent and Acquisition Co.; and

(g)           Southwest’s legal counsel shall have delivered to Parent and Acquisition Co.  a legal opinion in form and substance satisfactory to Parent.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

7.1          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement:

(a)           by written consent of Parent, Acquisition Co. and Southwest;

(b)           by Parent, Acquisition Co. or Southwest if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable, or (ii) the Merger has not been consummated by September 15, 2004; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

(c)           by Southwest if (i) there shall have been a material breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties of Parent or Acquisition Co. shall have become untrue in any material respect, provided that Southwest has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or Southwest to consummate the Merger, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten business days after notice by Southwest thereof, provided that Southwest has not breached any of its obligations hereunder in any material respect; or (iii) the results of Southwest’s due diligence investigations are not satisfactory to Parent for any reason in its sole discretion.

(d)           by Parent and Acquisition Co. if (i) there shall have been a material breach of any representations or warranties on the part of Southwest set forth in this Agreement or if any representations or warranties of Southwest shall have become untrue in any material respect, provided that neither Parent nor Acquisition Co. has breached any of their respective obligations hereunder in any material respect; (ii) there shall have been a breach by Southwest of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or Southwest to consummate the Merger, and Southwest has not cured such breach within ten business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; or (iii) the results of Parent’s due diligence investigations are not satisfactory to Parent for any reason in its sole discretion.

7.2          Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 7.2 and Sections 5.2, 5.5 and 7.3.

7.3          Amendment.  This Agreement may be amended by action taken by Southwest, Parent and Acquisition Co. at any time before or after approval of the Merger by the stockholders of Southwest but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval.  This Agreement (including the Southwest Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

ARTICLE VIII
ACTIONS BY THE PARTIES AFTER THE CLOSING

8.1          Survival of Representations, Warranties, Etc.  The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder for two (2) years (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party), and thereafter the representations and warranties of the parties herein shall continue to survive in full force and effect until termination two (2) years after the Closing Date.  Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 8.1 shall continue to survive, if a notice of Claim pursuant to this Article 8 shall have been timely given under Section 8.4 on or prior to such termination date, until the related claim has been satisfied or otherwise resolved as provided herein.  The covenants set forth in this Agreement shall survive the Closing indefinitely.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

8.2          Indemnification.

(a)           By Southwest.  Southwest shall indemnify, defend and hold harmless Parent, Acquisition Co. and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the “Parent Group”) from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Southwest or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement.  Subject to the remainder of Article VIII and except for fraud, Southwest’s indemnification obligations hereunder shall be limited to Two Hundred Fifty Thousand Dollars ($250,000).

(b)           By the Principal Shareholders.  Each of the Principal Shareholders jointly and severally, indemnify, defend and hold harmless Southwest (and its officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns) from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (collectively, the “Damages”) incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Parent, the Acquisition Co. or the Principal Shareholders, in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement and (ii) any third party claim relating to Parent, whether presently in existence or arising hereafter from acts, events, conditions or circumstances existing or occurring on or before the Effective Time (regardless of whether such third party claim arises out of or constituting a breach of any representation, warranty or covenant in this Agreement). Subject to the remainder of this Article VIII and except for fraud, the indemnification obligations of the Principal Shareholders.  The Principal Shareholders jointly and severally agree that the indemnification obligation of the Principal Shareholders hereunder shall be limited to Two Hundred Fifty Thousand Dollars ($250,000).

8.3          Non-Exclusivity.  The parties hereto acknowledge and agree that the indemnity obligations set forth above shall not be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

8.4          Claims for Indemnification.

(a)           Subject to Section 8.1, whenever any claim arises for indemnification hereunder the party seeking indemnification (the “Indemnified Party”), will promptly notify the party from whom indemnification is sought (the ”Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim.  In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a ”Third Party Claim”), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom.  The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto.  Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense, and provided, however that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement.  The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses.  If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim.  The Indemnified Party shall also have the right and upon delivery of advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party.  Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld.  The parties intend that all indemnification claims be made as promptly as practicable.

(b)           If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection.  If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Article IX.  If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

8.5          Indemnification Basket.

(a)          Except as expressly provided otherwise herein, and subject to the provisions of Section 8.4, neither the Shareholders nor the Parent, as the case may be, will be entitled to indemnification for any Damages under this Article VIII unless the aggregate of all Damages is more than Twenty-Five Thousand U.S. Dollars ($25,000) (the “Basket Amount”).  When the aggregate amount of all such Damages hereunder equals or exceeds the Basket Amount, the Parent or Southwest, as the case may be, will be entitled to full indemnification of all claims, including the Twenty-Five Thousand U.S. Dollars ($25,000) that amounted to the Basket Amount.  The parties hereto agree that the Basket Amount is not a deductible amount, nor that the Basket Amount will be deemed to be a definition of “material” for any purpose in this Agreement.

ARTICLE IX
ARBITRATION

9.1          Dispute.  Except for any controversy, claim or dispute arising out of the failure by any party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement and subject to the last sentence of this Section 9.1, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by mediation or, failing mediation, by binding arbitration.  The agreement to mediate and arbitrate contained in this Article 9 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.  Notwithstanding the foregoing, either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provision of this Agreement in any court of competent jurisdiction.

9.2          Mediation.  No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other parties setting forth the nature of the Dispute.  The parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Institute for Dispute Resolution (“CPR”) Model Mediation Procedure for Business Disputes (the “CPR Procedure”) in effect at the time of the Dispute.  If the parties cannot agree on the selection of a mediator within 20 days after receipt of the Dispute Notice, the mediator will be selected in accordance with the CPR Procedure.

9.3          Arbitration.

(a)           If the Dispute has not been resolved by mediation as provided in Sections 10.1 and 10.2 within 60 days after receipt of the Dispute Notice or such greater period as the parties may agree upon in writing, or if a party fails to participate in a mediation, then the Dispute shall be determined by binding arbitration in Minneapolis, Minnesota.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement.  The Dispute shall be determined by one arbitrator, except that if the Dispute involves an amount in excess of $100,000 (exclusive of interest and costs), three arbitrators shall be appointed.  Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or a CPR Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such

AAA or CPR panels.  The arbitrator(s) shall have the right to appoint an independent expert (including an independent accounting firm) and the costs and expenses of such expert, together with the costs and expenses of the arbitrator(s), shall be born one-half by the Principal Stockholders and one-half by Parent.  The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

(b)           The arbitration shall be governed by the substantive laws of the State of Minnesota, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code).  Judgment upon the award rendered may be entered in any court having jurisdiction.

(c)           Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.  If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

ARTICLE X
MISCELLANEOUS

10.1        Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XIII).

10.2        Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent or Acquisition Co.:

1438 East 8850 South

Sandy, Utah 84053

Attention: Chief Executive Officer

with copies to:

Leonard W. Burningham, Esq.

455 East 500 South

Suite 205

Salt Lake City, Utah 84111

If to Southwest:

2001 Killebrew Drive

Suite 306

Minneapolis, Minnesota 55425

with copies to:

D. William Kaufman, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street

3300 Plaza VII Building

Minneapolis, Minnesota 55402

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.3        Entire Agreement.  This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

10.4        Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

10.5        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

10.6        No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party’s rights to indemnification under Article IX may be freely assigned.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.7        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

10.8        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

10.9        Consent to Jurisdiction and Forum Selection.  Subject to Article 9 of this Agreement, each of the Parent, Acquisition Co. and Southwest irrevocably agrees that any legal action or proceeding with respect to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in either Hennepin County, State of Minnesota, or the United States District Court for the Southern District of Minnesota, and each of the Parent, Acquisition Co. and Southwest hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the Parent, Acquisition Co. and Southwest hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to trial by jury.

10.10      Construction.  No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.  Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party.  This Agreement shall at all times be construed so as to carry out the purposes stated herein.

10.11      Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.12      Attorney’s Fees.  In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in said action.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

LONE MOOSE ADVENTURES, INC., a Nevada corporation

By:	/s/ Christopher B. Glover
Name:	Christopher B. Glover
Title:	Chief Executive Officer

LONE MOOSE ACQUISITION CORPORATION, a Minnesota corporation

By:	/s/ Christopher B. Glover
Name:	Christopher B. Glover
Title:	Chief Executive Officer

PRINCIPAL SHAREHOLDERS

By:	/s/ Christopher B. Glover
Christopher B. Glover

By:	/s/ Michael C. Brown
Michael C. Brown

By:	/s/ David C. Merrell
David C. Merrell

SOUTHWEST HOTEL AND CASINO CORP.,
a Minnesota corporation

By:	/s/ James B. Druck
Name:	James B. Druck
Title:	Chief Executive Officer